Exhibit 23.3

May 12, 2023

Board of Directors

Compute Health Acquisition Corp.

1100 North Market Street

4th Floor

Wilmington, DE 19890

Re:	Registration Statement on Form S-4 of Allurion Technologies Holdings, Inc. (the “Registration Statement”)

Members of the Board of Directors:

Reference is made to our opinion letter, dated February 9, 2023 (“Opinion Letter”), and the oral re-issuance of the Opinion Letter on February 14, 2023 (“Updated Opinion”) as to the fairness, from a financial point of view, to the CPUH Unaffiliated Shareholders (as defined in the Opinion Letter) of the Aggregate Consideration (as defined in the Opinion Letter) to be issued by Allurion Technologies Holdings, Inc. (“Pubco”) pursuant to the Business Combination Agreement by and among Pubco, Allurion Technologies, Inc., Compute Health Corp., Compute Health LLC, and Compute Health Acquisition Corp. (“CPUH”).

The Opinion Letter is provided for the information and assistance of the Board of Directors of CPUH in connection with its consideration of the transaction contemplated therein. We understand that CPUH has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Questions and Answers about the Special Meeting – Did Compute Health obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?,” “Questions and Answers about the Special Meeting – Do any of Compute Health’s directors or officers have interests in the Business Combination that may differ from or be in addition to the interests of Compute Health Stockholders?,” “Summary of this Proxy Statement/Prospectus – Satisfaction of 80% Test,” “Summary of this Proxy Statement/Prospectus – Opinion of the Financial Advisor to Compute Health,” “The Business Combination Agreement – Background of the Business Combination,” “The Business Combination Agreement – The Compute Health Board’s Reasons for the Business Combination,” “The Business Combination Agreement – Opinion of Lincoln, the Financial Advisor to Compute Health,” “The Business Combination Agreement – Satisfaction of 80% Test,” “The Business Combination Agreement – Certain Projected Financial Information,” and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours, Lincoln International LLC

By:	/s/ Chris Gregory
Name: Chris Gregory
Title: Managing Director